Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS

•	Earnings per diluted share: net income $1.67, operating income* $1.52

•	Net premiums up 7 percent to $1.9 billion

•	Trailing 12 months’ operating return on equity* 12 percent

ST. LOUIS, April 30, 2012 – Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported first-quarter net income of $123.3 million, or $1.67 per diluted share, compared to $148.9 million, or $2.02 per diluted share in the prior-year quarter. Operating income* increased five percent to $112.4 million, or $1.52 per diluted share, from $106.9 million, or $1.45 per diluted share, in the year-ago quarter. Amounts for 2011 have been adjusted for the retrospective adoption of new accounting guidance for deferred acquisition costs.

	Quarterly Results
($ in thousands, except per share data)	2012	2011
Net premiums	$1,863,482	$1,736,130
Net income	123,318	148,920
Net income per diluted share	1.67	2.02
Operating income*	112,377	106,931
Operating income per diluted share*	1.52	1.45
Book value per share	80.44	64.14
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	58.57	52.20
Total assets	32,286,082	29,079,805

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased seven percent to $1,863.5 million from $1,736.1 million in the prior-year quarter, including an adverse effect of $4.9 million from changes in foreign currency exchange rates. Investment income decreased eight percent to $340.9 million from $371.0 million in the year-earlier quarter, attributable to a $49.1 million decline in fair value of option contracts, which are included in funds withheld at interest and support the crediting rates for equity-indexed annuities. Excluding the effect of those option contracts, investment income increased six percent. Excluding funds withheld assets, the average book value of invested assets was up approximately $1.6 billion to $18.3 billion, and the average portfolio yield decreased to 5.05 percent from 5.35 percent in the first quarter of 2011, and from 5.19 percent in the fourth quarter of 2011. The investment portfolio yield continues to be adversely affected by the lower interest rate environment. Net foreign currency fluctuations did not materially affect bottom-line results.

The company’s effective tax rate of 32 percent was lower than the first quarter of 2011 due to benefits associated with the tax treatment of certain foreign transactions. Those benefits were offset, in part, by a $1.3 million increase to the total tax provision associated with the expiration of the active financing exception (AFE).

- more -

Add One

However, if Congress passes the tax extender package, which includes an extension of the AFE, during 2012, the additional tax burden will be reversed.

A. Greig Woodring, president and chief executive officer, commented, “Overall, we are pleased with our first-quarter results. Global claims experience was slightly adverse with strong results in Canada offset by higher-than-expected claims in the U.S. and UK. We are particularly pleased with the results in Canada, as well as our Asia Pacific and Asset Intensive businesses. In addition, overall net premium growth was good and our book value per share, excluding AOCI, is $58.57, including a reduction of $4.28 per share, as of January 1, 2012, associated with the retrospective adoption of new accounting guidance for deferred acquisition costs. Net of that change in reporting, our book value per share, excluding AOCI, was up $1.32.

“Our annualized operating return on equity was 11 percent for the quarter, and operating income per diluted share was up five percent over the first quarter of 2011. RGA’s balance sheet and capitalization remain strong, despite a $318.4 million reduction to equity, as of January 1, 2012, from the accounting changes on certain deferred acquisition costs. We continue to see opportunities arising from various global regulatory and accounting changes and are well positioned to provide solutions to help our clients overcome these challenges. We are looking forward to the remainder of 2012 and achieving continued growth in the value of the RGA franchise.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported pre-tax net income of $49.8 million for the quarter, down from $74.9 million last year, primarily because of investment-related losses in the current period. Pre-tax operating income decreased to $62.9 million from $66.0 million the year before, reflecting somewhat higher-than-expected claims. Individual mortality claims were slightly above expectations this quarter and group disability reinsurance results were in line with expectations. Net premiums rose 9 percent to $1,021.5 million from $935.1 million a year ago, benefiting, in part, from a new in force transaction. The Society of Actuaries (SOA) released its 2011 North American reinsurance market survey this quarter and RGA again ranked first in U.S. recurring new business with a 22.4 percent market share.

The U.S. Asset-Intensive business reported pre-tax income of $36.6 million, down from $66.5 million a year ago, reflecting significant changes in the fair values of various free-standing and embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, increased 17 percent to $24.5 million from $20.9 million a year ago. Both periods benefited from relatively strong equity market environments.

The U.S. Financial Reinsurance business added $6.3 million of pre-tax income versus $6.1 million last year, continuing the trend of strong fee income from continuing business. Pre-tax operating earnings were $6.5 million and $6.2 million for the first quarters of 2012 and 2011, respectively.

Canada

Canadian operations reported pre-tax net income of $55.1 million compared with $29.9 million in the first quarter of 2011. Pre-tax operating income increased significantly to $46.7 million from

- more -

Add Two

$25.5 million in the prior-year period, reflecting very favorable mortality experience. A slightly stronger U.S. dollar versus the Canadian dollar adversely affected pre-tax operating income by approximately $0.6 million compared to the prior-year period. Reported net premiums increased slightly to $218.2 million from $215.0 million last year, including an adverse foreign currency effect of $3.3 million. On a Canadian dollar basis, net premiums were up three percent. According to the SOA survey referenced above, RGA retained its leading position in Canada for recurring new business with a market share of 32.6 percent.

Asia Pacific

Asia Pacific reported pre-tax net income of $32.1 million, up 46 percent from $22.0 million in the first quarter of 2011. Pre-tax operating income rose to $26.9 million from $22.3 million. Favorable mortality experience contributed to the stronger results, and disability claims developed at expected levels. Foreign currency fluctuations increased current-period pre-tax operating income by $1.5 million. Net premiums were up 4 percent to $325.4 million from $311.5 million in the prior year, primarily due to favorable foreign currency movements, as original currency premiums rose one percent.

Europe & South Africa

Europe & South Africa reported pre-tax net income of $6.6 million, down from $22.5 million in the year-ago quarter. Pre-tax operating income was $4.6 million compared with $22.2 million last year. Higher-than-expected critical illness claims in the UK were primarily responsible for the lower results in the current quarter. Critical illness reinsurance provides a lump sum benefit in the event of the diagnosis of a pre-defined critical illness. Claims associated with critical illness business can be volatile over short-term periods. Adverse mortality experience in the UK contributed to the weak results to a lesser degree. Foreign currency fluctuations adversely affected pre-tax operating income by $1.4 million. Net premiums totaled $292.8 million, up 9 percent from $269.1 million the year before, including an adverse currency effect of $11.4 million. On a local currency basis, net premiums were up 13 percent.

Corporate and Other

The Corporate and Other segment reported a pre-tax net loss of $5.7 million in the first quarter contrasted with pre-tax net income of $4.8 million in the year-ago period. Investment income was approximately $10.3 million lower in the current quarter compared with last year, due, in part, to the lower interest rate environment. Pre-tax operating losses were $6.8 million in the current period and $0.2 million a year ago.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.18, payable June 1 to shareholders of record as of May 11.

Earnings Conference Call

A conference call to discuss first-quarter results will begin at 9 a.m. Eastern Time on Tuesday, May 1. Interested parties may access the call by dialing 877-718-5111 (domestic) or 719-325-4933 (international).

- more -

Add Three

The access code is 7394354. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through May 9 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 7394354.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.8 trillion of life reinsurance in force, and assets of $32.3 billion.

- more -

Add Four

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

- more -

Add Five

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2011 Form 10-K.

Investor Contact

John W. Hayden

Senior Vice President – Controller and Investor Relations

(636) 736-7000

- tables below -

- more -

Add Six

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2012	2011
GAAP net income	$123,318	$148,920
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	60,304	191
Capital (gains) losses on funds withheld:
Included in investment income	676	7,827
Included in policy acquisition costs and other insurance expenses	136	(1,251)
Embedded derivatives:
Included in investment related (gains) losses, net	(89,016)	(80,073)
Included in interest credited	25,505	(17,388)
Included in policy acquisition costs and other insurance expenses	—	1,914
DAC offset, net	(8,546)	47,168
Gain on repurchase of collateral finance facility securities	—	(3,231)
Loss on retirement of Preferred Income Equity Redeemable Securities (“PIERS”)	—	2,854

Operating income	$112,377	$106,931

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2012	2011
Income before income taxes	$180,763	$226,755
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	94,098	1,099
Capital (gains) losses on funds withheld:
Included in investment income	1,040	12,041
Included in policy acquisition costs and other insurance expenses	209	(1,925)
Embedded derivatives:
Included in investment related (gains) losses, net	(136,947)	(123,189)
Included in interest credited	39,239	(26,751)
Included in policy acquisition costs and other insurance expenses	—	2,944
DAC offset, net	(13,148)	72,567
Gain on repurchase of collateral finance facility securities	—	(4,971)
Loss on retirement of PIERS	—	4,391

Pre-tax operating income	$165,254	$162,961

- more -

Add Seven

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)
	Three Months Ended March 31, 2012
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Pre-tax operating income (loss)

U.S. Operations:
Traditional	$49,842	$13,043	$41		$62,926
Asset Intensive	36,590	15,946 (1)	(28,055	)(2)	24,481
Financial Reinsurance	6,313	139	—		6,452

Total U.S.	92,745	29,128	(28,014)		93,859
Canada Operations	55,063	(8,404)	—		46,659
Europe & South Africa	6,606	(1,982)	—		4,624
Asia Pacific Operations	32,067	(5,158)	—		26,909
Corporate and Other	(5,718)	(1,079)	—		(6,797)

Consolidated	$180,763	$12,505	$(28,014)		$165,254

(1)	Asset Intensive is net of $(82,842) DAC offset.
(2)	Asset Intensive is net of $69,694 DAC offset.

	Three Months Ended March 31, 2011
(Unaudited)					Net (gain)
	Pre-tax net income	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		loss on repurchase and retirement of securities	Pre-tax operating income (loss)

U.S. Operations:
Traditional	$74,912	$(8,875)	$—		$—	$66,037
Asset Intensive	66,537	6,136 (1)	(51,745	)(2)	—	20,928
Financial Reinsurance	6,120	35	—		—	6,155

Total U.S.	147,569	(2,704)	(51,745)		—	93,120
Canada Operations	29,912	(4,389)	—		—	25,523
Europe & South Africa	22,535	(293)	—		—	22,242
Asia Pacific Operations	21,976	330	—		—	22,306
Corporate and Other	4,763	(4,413)	—		(580)	(230)

Consolidated	$226,755	$(11,469)	$(51,745)		(580)	$162,961

(1)	Asset Intensive is net of $(22,684) DAC offset.
(2)	Asset Intensive is net of $95,251 DAC offset.

- more -

Add Eight

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

(Unaudited)	Three Months Ended
	March 31,
	2012	2011
Diluted earnings per share from operating income	$1.52	$1.45

Earnings per share from net income:
Basic earnings per share	$1.68	$2.03
Diluted earnings per share	$1.67	$2.02

Weighted average number of common and common equivalent shares outstanding	74,043	73,836

(Unaudited)	At or for the Three Months
	Ended March 31,
	2012	2011
Treasury shares	5,426	5,341
Common shares outstanding	73,712	73,797
Book value per share outstanding	$80.44	$64.14
Book value per share outstanding, before impact of AOCI	$58.57	$52.20

- more -

Add Nine

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)	Three Months Ended
	March 31,
	2012	2011
Revenues:
Net premiums	$1,863,482	$1,736,130
Investment income, net of related expenses	340,940	371,040
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(7,607)	(1,556)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	(7,221)	—
Other investment related gains (losses), net	58,348	125,176

Total investment related gains (losses), net	43,520	123,620
Other revenue	45,033	51,645

Total revenues	2,292,975	2,282,435

Benefits and expenses:
Claims and other policy benefits	1,580,149	1,469,449
Interest credited	88,042	106,063
Policy acquisition costs and other insurance expenses	307,634	346,247
Other operating expenses	110,098	106,150
Interest expense	23,322	24,569
Collateral finance facility expense	2,967	3,202

Total benefits and expenses	2,112,212	2,055,680

Income before income taxes	180,763	226,755
Income tax expense	57,445	77,835

Net income	$123,318	$148,920

# # #